Exhibit 3.7

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF GHOST TECHNOLOGY, INC.

    Ghost Technology, Inc., a Delaware corporation (the “Company”), certifies that:

    1. Section 4 of the Certificate of Incorporation is amended to read as follows:

4.   The total number of shares of stock of all classes and series the Company shall have authority to issue is 305,000,000 shares, consisting of (i) 300,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

The shares of Preferred Stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the board of directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the board of directors pursuant to authority hereby vested in it.  Without limiting the generality of the foregoing, shares in such series shall have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof permitted by law as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by the board of directors pursuant to the authority hereby vested in it.  The number of shares of any such series so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the board of directors pursuant to authority hereby vested in it.

    2. This Certificate of Amendment to Certificate of Incorporation was duly adopted and approved by the shareholders of this Company on the 19th day of January 2009 in accordance with Section 242(b) of the Delaware General Corporation Law.

    IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Incorporation as of the 20th day of January 2009.

GHOST TECHNOLOGY, INC.

By:	/s/Gianfranco Gracchi
Gianfranco Gracchi, President